Exhibit 10.36

HEALTH NET, INC.

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(as amended and restated effective December 1, 2009)

I. INTRODUCTION

The purpose of the Health Net, Inc. Deferred Compensation Plan for Directors (the “Plan”) is to permit members of the board of directors of Health Net, Inc., a Delaware corporation (the “Company”), who are not employees of the Company, to defer cash retainers and meeting fees earned for services performed during the year, until such times as set forth herein. Prior to January 1, 2004, such directors were eligible to participate in the Health Net, Inc. Deferred Compensation Plan, on substantially the same terms and conditions that they are eligible to participate in this Plan.

II. DEFINITIONS

For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1 “Account” shall mean the account kept on the books and records of the Company established on behalf of a Participant in the Plan to which amounts deferred by such Participant (and deemed earnings and losses thereon), other than amounts credited to the Participant’s In-Service Withdrawal Account, are credited.

2.2 “Beneficiary” shall mean the beneficiary or beneficiaries (including any contingent beneficiary) designated pursuant to Section 4.5.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall mean the Compensation Committee of the Board.

2.6 “Common Stock” shall mean the Class A Common Stock, $.001 par value, of the Company.

2.7 “Company” shall mean Health Net, Inc. (formerly known as Foundation Health Systems, Inc.), a Delaware corporation, or any successor thereto.

2.8 “Compensation” shall mean the cash retainers, meeting fees and other cash remuneration (but excluding reimbursements or other expenses, allowances or fringe benefits) earned by a Director for services performed during a Deferral Year.

2.9 “Deferral Year” shall mean the calendar year.

2.10 “Director” shall mean a member of the Board who is not an employee (as defined in accordance with Section 3401(c) of the Code and the regulations and revenue rulings thereunder) of the Company, including any subsidiary or affiliate thereof.

2.11 “Disability” shall mean a physical or mental disability which, in the judgment of the Committee, prevents a Participant from performing substantially such Participant’s duties and responsibilities to the Company for a continuous period of at least six months.

2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Effective Date” shall mean January 1, 2004.

2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15 “In-Service Withdrawal Account” shall mean the account kept on the books and records of the Company established on behalf of a Participant to which amounts deferred by such Participant pursuant to Section 3.2(f) (and deemed earnings and losses thereon) shall be paid in a lump sum at the time or times described in Section 4.1(b).

2.16 “In-Service Withdrawal Year” shall mean the calendar year designated by a Participant on his or her deferral election form filed pursuant to Section 3.2(f), which year begins at least three years after the year in respect of which the Participant has filed such election form.

2.17 “Investment Fund” shall mean an “open-end,” “closed-end” or other collective investment fund selected by the Company from time to time as a measure for allocating deemed investment gains and losses to Participants’ accounts.

2.18 “Merger” shall mean any merger of the Company in which the holders of the Class A common stock, $.001 par value, of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

2.19 “Participant” shall mean a Director who has elected to defer, pursuant to the terms of the Plan, the receipt of an amount of Compensation earned for services performed during a Deferral Year.

2.20 “Payment Date” shall mean the date chosen by the Company, in its sole discretion, that occurs within the 90-day period beginning immediately after the last day of a Deferral Year.

III. PARTICIPATION AND DEFERRALS

3.1 Participation.

(a) In General. Each Director may participate in the Plan in a Deferral Year by irrevocably specifying on an election form filed with the Company prior to the beginning of such Deferral Year the percentage(s) of the Compensation earned by him or her for services performed during the Deferral Year to be deducted from such Compensation and deferred for payment at a later date pursuant to the Plan. The Company shall establish rules and procedures prescribing the time and manner in which election forms shall be filed with the Company.

(b) Initial Participation. An individual may participate in the Plan during the first Deferral Year in which the individual becomes a Director. To participate in the Plan for such Deferral Year, such individual must file a deferral election form with the Company within 30 days of his or her becoming a Director and may only elect to defer Compensation earned with respect to services performed for periods following the date of such election.

3.2 Deferral Elections.

(a) In General. Except as provided in Section 3.1(b), a deferral election form must be filed in accordance with rules and procedures prescribed by the Company prior to the Deferral Year for which the election is to be effective. A deferral election for a Deferral Year will be irrevocable as of the last day of the preceding Deferral Year. A Participant may not change a deferral election for a Deferral Year after the beginning of such Deferral Year. A Participant must file a new election form with the Company prior to each Deferral Year for which the election is to be effective. In no event shall an election under the Plan apply to Compensation earned prior to the date on which the election to participate in the Plan for a Deferral Year is effective. Any deferral election under the Plan shall be made in accordance with Section 409A(a)(4)(B) of the Code and the regulations thereunder.

(b) Deferral Amount. A Director may elect on the election form designated by the Company to defer the receipt of any or all of the amount of Compensation earned by such Director for services performed during the Deferral Year.

(c) Deemed Investment Election. Upon the commencement of participation in the Plan, each Participant shall specify on his or her election form any one or more of the Investment Funds in which all of the Participant’s accounts under the Plan are to be deemed invested.

(d) Change of Deemed Investment Election. A Participant may elect to change his or her deemed investment election as frequently as may be designated by the Company. Any such change shall specify the whole percentages (or amounts if so permitted by the Company) to be deemed invested in one or more of the then available Investment Funds. A Participant may change his or her election (i) with respect to the balance of his or her account(s) as of the effective date of the Participant’s new investment election, (ii) with respect to future amounts credited to the Participant’s account(s) under Section 3.3(a) and (b) or (iii) both. A Participant’s change of a deemed investment election must be made in accordance with the written rules and conditions provided by the Company to the Participants.

(e) Payment Election. Except as provided in subsection (f) of this Section 3.2, a Director must designate on a deferral election form filed with the Company (i) a manner of payment in which the balance of his or her Account shall be paid, provided that such manner of payment is permitted under Section 4.2, and (ii) whether the Account is to be paid on the Payment Date occurring immediately after (x) the Deferral Year in which the Director terminates service as a Director, or (y) the Deferral Year immediately following the Deferral Year in which such service terminates. The Participant’s election on a deferral election form shall in no event supersede the

Participant’s election with respect to previously deferred amounts (and credits attributable thereto).

(f) In-Service Withdrawals. A Participant may elect for any Deferral Year on a deferral election form filed with the Company (i) to designate any percentage of the amount to be deferred to be credited to an In-Service Withdrawal Account established on behalf of the Participant and (ii) to receive payment of the balance of such In-Service Withdrawal Account in a lump-sum within 90 days after the first day of the In-Service Withdrawal Year so designated by the Participant.

3.3 Deferred Compensation Account.

(a) Crediting Deferred Compensation. Any amount otherwise payable as Compensation that is deferred by a Participant hereunder shall be credited to the applicable account of the Participant as of the date on which, absent such election, such amount would have been payable to the Participant as Compensation.

(b) Earnings. Each Participant’s account(s) under the Plan shall be credited with deemed earnings, or reduced by deemed losses, equal to the earnings or losses that would have been realized or paid if assets in an amount equal to the balance of such account(s) were actually invested among the Investment Funds selected by the Participant in accordance with Section 3.2(c) and (d). Although the Company might actually invest assets of the Company according to the Participant’s election, it is not required to do so nor to set aside any assets to provide for payments hereunder. The Company may promulgate separate accounting and administrative rules to facilitate the deemed investment in an Investment Fund.

(c) Notices. Each Participant shall receive written notice of the balance of his or her account(s) as soon as practicable following the last day of each calendar quarter.

IV. PAYMENTS OF DEFERRED COMPENSATION

4.1 Timing.

(a) In General. The balance of a Participant’s Account shall be paid or shall commence to be paid on the Payment Date occurring immediately after (i) the Deferral Year in which the Participant terminates service as a Director, or (ii) the Deferral Year immediately following the Deferral Year in which such service terminates, as elected by the Participant on the applicable election form of the Participant. Notwithstanding the foregoing, in the event that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) with respect to the Company at the time of a termination of service, the payment (or the commencement of payment) of the Participant’s Account shall be delayed until the earliest date upon which such payment may be made or commenced without such payment being subject to taxation under Section 409A (the “Required Delay”). In the event that the Participant has elected payment in substantially equal annual installments, the delay described in the preceding sentence, if applicable, shall only be applied to the installments which must be delayed in order to comply with Section 409A and shall not otherwise affect the timing of payment of subsequent installments. A Participant may irrevocably elect, at least 12 months before a scheduled payment date, to delay the payment date for a minimum period of 5 years from the originally scheduled date of payment, provided that, such irrevocable election will be effective no earlier than 12 months after the date on which such election is made; further, provided, that any such election shall be made in accordance with Section 409A(a)(4)(C) of the Code and the regulations thereunder, pursuant to procedures and rules prescribed by the Company. If a Participant has only one election form on file with the Company and terminates service as a Director before the expiration of twelve (12) months since the delivery of such election form, then, notwithstanding the Participant’s election with respect to the timing of the payment, or commencement of payment, of his or her Account or In-Service Withdrawal Account, as the case may be, the balance of such account shall be paid or shall commence to be paid on the Payment Date for the calendar year in which the Participant’s service terminates.

(b) In-Service Withdrawals. A Participant may elect to receive any percentage of an amount deferred for a Deferral Year in any In-Service Withdrawal Year that begins at least three years after such Deferral Year. Such percentage shall be credited to an In-Service Withdrawal Account established in the Participant’s name and the amount credited to such account shall be paid in a lump sum within 90 days after the first day of the In-Service Withdrawal Year as elected by the Participant. Notwithstanding the immediately preceding sentence, if a Participant terminates service as a Director in a calendar year prior to such In-Service Withdrawal Year, then the amount credited to the Participant’s In-Service Withdrawal Account shall be paid in a lump sum on the earlier of: (i) the Payment Date for the Deferral Year with respect to which the Participant’s Account shall be paid or shall commence to be paid, as elected by the Participant pursuant to Section 4.1 (subject to the Required Delay), or (ii) within 90 days after the first day of the In-Service Withdrawal Year as elected by the Participant.

4.2 Manner of Payment. Each Participant shall receive payment of the amount credited to the Participant’s Account either in a single lump sum or in substantially equal annual installments (as adjusted to reflect earnings or losses thereon) at least equal to $1,000 over a period of not less than two and not more than ten years, as elected by the Participant upon his or her commencement of participation in the Plan. Notwithstanding the foregoing sentence, such Account shall be paid to such Participant or his or her Beneficiary in the form of a single lump sum if (i) the amount credited to such Account as of the relevant Payment Date is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the Participant has not attained age 55 as of the date of such Participant’s termination of service as a Director or (iii) the Participant dies before all installment payments have been made.

4.3 Emergency Payments. In the event of an Unforeseeable Financial Emergency, as hereinafter defined, the Participant may file a written request with the Company to receive all or any portion of the balance of such Participant’s account(s) in an immediate lump sum payment. A Participant’s written request for such a payment shall describe the circumstances which the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Financial Emergency. An “Unforeseeable Financial Emergency” shall mean unforeseeable severe financial hardship resulting from (i) the Participant’s Disability, (ii) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (iii) loss of the Participant’s property due to casualty or (iv) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Company, provided that any such Unforeseeable Financial Emergency must also constitute an “unforeseeable emergency” as defined in Treasury

Regulation 1.409A-3(i). Unforeseeable Financial Emergency payments shall be made only to the extent necessary to satisfy the emergency need and shall not be made to the extent the need is or may be relieved through reimbursement or compensation, by insurance or otherwise, by the Company’s cessation of deferrals under the Plan or by liquidation of the Participant’s assets (to the extent such liquidation itself would not cause severe financial hardship). Any Unforeseeable Financial Emergency payment from a Participant’s account(s) shall be deemed to cancel any deferral election of the Participant then in effect and, unless otherwise determined by the Company, the Participant shall be suspended from making further deferral elections under the Plan during the remainder of the Deferral Year in which such payment is made and the Deferral Year immediately thereafter. Any payment as a result of an Unforeseeable Financial Emergency shall be made in accordance with Section 409A(a)(2)(A)(vi) of the Code and the regulations thereunder.

4.4 Distributions to Minor and Incompetent Persons. If a payment is to be made to a minor or to an individual who, in the opinion of the Company, is unable to manage his or her financial affairs by reason of illness or mental incompetency, such payment may be made to or for the benefit of any such individual in any of the following ways as the Company shall direct: (a) directly to any such minor individual if, in the opinion of the Company, he or she is able to manage his or her financial affairs, (b) to the legal representative of any such individual, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (d) to a relative of any such individual to be used for the latter’s benefit. The Company shall not be required to see to the application by any third party of any payment made to or for the benefit of a Participant or Beneficiary pursuant to this Section.

4.5 Beneficiaries. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt of the Participant’s written designation by the Company. If a Participant is married at the time a Beneficiary designation is submitted to the Company, the designation of a Beneficiary other than the Participant’s spouse shall not be effective unless the Participant’s spouse consents to such designation in writing, or it is established to the satisfaction of the Company that such consent could not be obtained because the Participant’s spouse cannot be located or such other circumstances as may be considered by the Company. Subject to the preceding sentence, a Participant may from time to time, without the consent of any Beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Company and shall be filed with the Company. If no Beneficiary survives the Participant, the Company shall direct that payment of any balance to the Participant’s account(s) be made in the following order of priority:

(a) to the beneficiaries designated in the Participant’s last will, if specific reference is made therein to the payment of such account(s); or if none,

(b) to the Participant’s spouse; or if none,

(c) to the Participant’s descendants, per stirpes; or if none,

(d) to the Participant’s estate.

V. ADMINISTRATION

5.1 Administration. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth, except to the extent the Plan specifically provides that the Company shall carry out certain administrative duties. The Committee’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes. The Committee and the Company may delegate to any committee, individual or entity any of their respective powers or duties hereunder.

5.2 Indemnification. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith, and the Company shall indemnify and hold harmless such officers and employees from and against all claims, losses, damages, causes of action and expenses, including reasonable attorney fees and court costs, incurred in connection with such interpretation and administration of the Plan. The expenses of administering the Plan shall be paid by the Company and shall not be charged against any Participant’s account(s).

5.3 Claims Procedure. The Company (i) shall provide notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Participant or Beneficiary and (ii) shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.

VI. MISCELLANEOUS

6.1 Unfunded Status and Application of ERISA. The Plan is an unfunded plan. In order to meet the deferred obligations hereunder, the Company may, but shall not be required to, establish a grantor trust and transfer thereto an amount necessary to provide payments equal to the aggregate balances of the Participants’ accounts. In the event that the Company transfers any amounts to a grantor trust to provide payments hereunder, such amounts, and all income attributable to such amounts, shall be subject to the claims of the Company’s general creditors. The Company’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or Beneficiary shall have any right to any specific assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future.

6.2 Limitation on Rights. Neither the establishment of the Plan nor the payment of any account hereunder shall be construed as giving or granting any person any legal or equitable rights against the Company, the Board, the Committee, or any of their officers, trustees, associates, or agents, other than such as are specifically conferred by the express terms of the Plan.

6.3 Satisfaction of Claims. The payment to a Participant, Beneficiary or other person of an account balance hereunder pursuant to the terms of the Plan shall be in full satisfaction of all claims with respect to such account that such person may have against the Company.

6.4 Nonassignability. No amount deferred under the Plan or any amount credited to an account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, and any attempt to transfer or encumber the same shall be void.

6.5 Amendment of the Plan. The Committee may, in its sole discretion and without the consent of any Participant or Beneficiary, amend the Plan at any time and in any manner by duly adopted resolutions, adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate; provided, however, that no such amendment, policies and procedures, or actions shall either (i) reduce the amount credited to any account of any Participant immediately prior to such amendment, policies and procedures, or actions, or (ii) be permitted which would result in taxation of Participants pursuant to Section 409A of the Code.

6.6 Termination of the Plan. The Company may, in its sole discretion, terminate the Plan without the consent of, or notification to, any person. Termination of the Plan shall not affect the time of payment of the Participant’s Account unless the Plan is terminated under circumstances which would permit the immediate payment to Participants of all amounts deferred under the Plan in compliance with Treasury Regulation 1.409A-3(j)(4)(ix), in which case each Participant’s Account shall be paid out in full in a lump sum within 30 days following the date of the termination of the Plan.

6.7 Change in Control. If, following a Change in Control, as hereinafter defined, a Participant determines in good faith that the Company has failed to comply with any of its obligations under the Plan or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny or diminish or to recover from any Participant the benefits intended to be provided hereunder, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, stockholder or other person affiliated with the Company, or any successor thereto in any jurisdiction. To the extent that any payments or reimbursements to Participants under this Section 6.7 are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed not later than December 31 of the year following the year in which the expense was incurred, provided that any such payments or reimbursements satisfy Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of this Section, a “Change in Control” shall mean:

(i) Consummated Transaction. Consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the liquidation or dissolution of the Company;

(ii) Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii) Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in Board composition that the Board determines to be a Change in Control for purposes of the Plan.

6.8 No Contractual Rights to Serve. Nothing in the Plan shall be interpreted as conferring any right on any Director to continue as a Director.

6.9 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

6.10 Tax Withholding; Section 409A. Any payment required under the Plan shall be subject to all requirements of the law with regard to income and withholding taxes, filings, and making of reports, and the Company and Participant shall use their best efforts to satisfy promptly all such requirements. For purposes of this Plan, a Participant’s service as a Director will not be treated as terminated unless and until such termination of service constitutes a “separation from service” for purposes of Section 409A of the Code. It is the intention of the Company that the provisions of the Plan not result in taxation of Participants under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Plan shall be construed in accordance with such intention.

6.11 Applicable Law. The Plan and all rights hereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of laws.

6.12 Change in Time or Form of Payment under Code Section 409A Transition Relief. As provided in Internal Revenue Service Notice 2007-86, notwithstanding any other provision of this Plan, with respect to an election or amendment to change a time or form of a deferral election under this Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.